Exhibit 10.3

AGREEMENT AND GENERAL RELEASE
(“Agreement”)

Celanese Corporation, its’ subsidiaries and its’ affiliates (“Company” or “Celanese”), 222 W. Las Colinas Blvd., Irving, Texas 75039 and Gjon N. Nivica, Jr., such person’s heirs, executors, administrators, successors, and assigns (“Executive”), agree that:

1. Last Day of Employment. The last day of employment with the Company is: March 3, 2017 (“Separation Date”). Unless otherwise expressly agreed to by the Company, if Executive voluntarily resigns before the Separation Date, Executive shall immediately be removed from the payroll and forfeit all rights to the Consideration set forth in Paragraph 3 below. In order to remain on the payroll until the aforementioned date and receive the Consideration set forth in Paragraph 3 below, Executive shall comply with all Company policies and procedures and perform Executive’s duties faithfully, to the best of Executive’s ability and to the satisfaction of the Company, while devoting Executive’s full business efforts and time to the Company and to the promotion of its business as needed, including but not limited to: work on projects assigned to Executive and assistance with transition duties.

2.
Early Separation Date. If Employer and Executive mutually agree on a Separation Date earlier than that set forth above (such date referenced as the “Early Separation Date” or “ESD”), Executive will be released from work as of the ESD. Executive will still be eligible for the Consideration set forth in Paragraph 3 of this Agreement and General Release (“Agreement”). However, Executive agrees to waive any additional salary payment for the balance of the time period commencing on the date of the ESD through the Separation Date. In addition, the bonus payment, Long Term Equity and Cash Agreements (LTI’s) and vacation payout set forth in Paragraphs 3 (c), (d), and (f) below, respectively, will be prorated to the ESD. For purposes of this Agreement, the last day of employment will be either the Separation Date or the ESD, whichever is applicable.

3.
Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, the Company and Executive agree:

a.
Resignation. Executive agrees to resign from employment with the Company effective on the Separation Date or the ESD, whichever is earlier. Executive will sign upon the execution of this Agreement, in writing, a resignation of employment letter as a condition of this Agreement using the format set forth at Exhibit A. If, after the execution date of this Agreement, a mutually agreed ESD is implemented, or any other changes occur with respect to the Separation Date expressly contemplated herein, then Executive agrees to execute and deliver a new, updated resignation to the Company, as applicable.

b.
Separation Pay. The Company will pay an amount equal to Executive’s current annual base salary ($540,000.00), plus a one-year target bonus ($378,000.00), for a total payment of $918,000.00, less any lawful deductions. Such amount shall be paid within thirty (30) days after the Separation Date or ESD, as applicable, provided that all conditions in Paragraph 4 have been satisfied on or before the date of payment.

c.
Pro-Rata Bonus. Executive will be eligible to receive a bonus payout for the 2016 year. The 2016 bonus payout will be based on Executive’s annual bonus target percentage, which is 70% of Executive’s annual base salary, times a personal modifier of 1.0, modified for actual Company 2016 performance. The 2016 bonus payout will be paid to the Executive during the 2017 calendar year, but in no event later than March 15, 2017. In addition, Executive also will be eligible to receive a pro-rata bonus payout for the 2017 year based on the number of days of service completed in 2017, up to the earlier of the Separation Date or the ESD. The bonus payout will be based on Executive’s annual bonus target percentage, which is 70% of Executive’s annual base salary, times a personal modifier of 1.0, modified for actual Company performance. The 2017 pro-rata bonus payout will be paid to the Executive during the 2018 calendar year, but in no event later than March 15, 2018.

d.
Long-Term Equity and Cash Awards (“LTI’s”). The Company will fulfill its obligations to Executive pursuant to the terms of the signed equity award agreements (collectively, the “Equity Awards”). The Company and Executive agree that the total Equity Awards for which Executive is eligible are set forth at Exhibit C, if Executive departs on the Separation Date. If Executive departs on an earlier ESD, the Equity Awards will be prorated accordingly as set forth in Paragraph 3.

e.	Pension, Deferred Compensation and 401(k) Plan Vesting. The Company will fulfill its obligations according to the terms of the respective Plans.

f.
Unused Vacation. The Company will pay to Executive wages for any unused vacation for 2017, and any approved vacation carried over from the prior year, under the Company’s standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Executive, less any lawful deductions, will be payable within thirty (30) days of the Separation Date or ESD; subject to Executive providing the details of any vacation days utilized during the current year through the exit interview process.

g.
Company Benefit Plans. Medical and dental coverage will continue according to the Employee’s current medical and dental plan elections, with no premium cost to the Employee for the earlier of (1) a period of twelve (12) months after the earlier of the Separation Date or ESD, or (2) until the date on which Executive becomes covered under another medical or dental plan. All other normal company programs (e.g., life insurance, LTD, 401(k) contributions, etc.) will continue until the Separation Date or, if earlier, the ESD.

h.	COBRA Healthcare. If Executive applies for COBRA benefits, Executive shall be entitled to elect to continue such COBRA coverage for an additional six (6) months, at Executive’s expense.

i.
Return of Company Property. Executive will surrender to the Company, on a mutually agreeable date, all Company materials, including, but not limited to Executive’s Company laptop computer, phone, credit card, calling cards, etc. Executive will be responsible for resolving any outstanding balances on the Company credit card.

j.	Outplacement Services. The Company will pay for Outplacement Services for twelve (12) months, beginning seven (7) days after signing the Release and the letters attached as Exhibits A and B.

k.	Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

4.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the monies and/or benefits specified in Paragraph 3 above, unless Executive signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 16 below, signs the letters at Exhibits A, B, E and F and fulfills the promises contained herein. All such actions must be completed by Executive no later than thirty (30) days after the Separation Date or ESD, as applicable, in order for Executive to have a right to receive the monies and/or other benefits in Paragraph 3 above.

5.
General Release of Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the People’s Republic of China (PRC), The United Kingdom (U.K.). The Netherlands and The Federal Republic of Germany (FRG), the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as the “Company”), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against the Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Wall Street Reform Act of 2010 (Dodd Frank);

•	The Family Medical Leave Act of 1993 (FMLA);

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance including but not limited to the State of Texas; or any law, regulation or ordinance of a foreign country, including but not limited to the Peoples Republic of China (PRC), Federal Republic of Germany (FRG), The Netherlands and the United Kingdom (U.K.);

•	Any public policy, contract, tort, or common law;

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the PRC, U.K. The Netherlands and the FRG; and

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6.
Affirmations. Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form; provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), OSHA, The National Labor Relations Board (“NLRB”), or a charge or complaint under applicable securities laws with the Securities and Exchange Commission (“SEC”) or any other federal, state, or municipal agency with appropriate jurisdiction (a “Government Agency”), subject to the restriction that if any such charge or complaint is filed, Employee agrees not to violate the confidentiality provisions of this Agreement, except by an order of a court having competent jurisdiction, if permitted by applicable law, or if in connection with confidential communications with a Government Agency or an investigation conducted by a Government Agency with appropriate jurisdiction. Employee further agrees and covenants that should Executive or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, or any civil action, suit or legal proceeding against the Company involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief (including, a judgement, relief or settlement) in such charge, civil action, suit or proceeding, unless permitted under law or regulation. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC. Executive further affirms that Executive has reported all hours worked as of the date of this Agreement and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases.

7.
Confidentiality. Executive and the Company agree not to disclose any information regarding the existence or substance of this Agreement, except to Executive’s spouse, tax advisor, and an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement or as permitted by applicable law. Executive agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Executive. Executive further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or if in connection with confidential communications with a Government Agency or an investigation conducted by a Government Agency with appropriate jurisdiction.

8.
Notification of Allowable Disclosure of Trade Secret Information in the United States. An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit against his or her employer alleging retaliation for reporting a suspected violation of law, the individual may disclose the trade secret to his or her attorney. The individual may also use the trade secret information in the court proceeding, provided that he or she files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to a court order.

9.
Non-competition/Non-solicitation/Non-hire. Executive acknowledges and recognizes the highly competitive and confidential nature of the business of the Company. The New Hire Employee Restrictive Covenant Agreement (“RCA”) and the Long-Term Incentive Award Claw-Back Agreements (“Clawback Agreement”) listed on Exhibit D, include, among other obligations, promises made by Executive regarding safeguarding confidential Company information, non-competition with the Company and the non-solicitation/no hire of current employees and contractors. Except as modified in this Agreement, both the RCA and the Clawback Agreement remain in full force and effect and are part of this Agreement. The Restricted Period in the RCA is two (2) years and in the Clawback Agreement is one (1)

year. In light of the additional Consideration provided in this Agreement and the Restricted Periods contained in the RCA (2 years) and in the Clawback Agreement (1 year), Executive agrees that, for purposes of this Agreement, the Restricted Period shall be a total of two (2) years from the earlier of the Separation Date or the ESD for both the non-competition and non-solicitation/non-hire of employees.

To implement this agreement, the Company and Executive agree that:

•	Section 1.e of the Clawback Agreement shall be modified to read as follows:

e. “Restricted Period” means two (2) years from the date of Employee’s termination of employment from Celanese for any reason.

•	Section 3 of the Clawback Agreement shall be modified to add the following, at the beginning of subsections 3.a and 3.b:

Without the express written permission of Celanese,

10.
Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or provision of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.
Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for the release contained in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

12.
Non-Disparagement. Executive agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Company, its reputation, its business, and/or its directors, officers, managers. Likewise the Company’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Executive, Executive’s reputation and/or Executive’s business.

13.
Future Cooperation after Separation Date. After the Separation Date or ESD, Executive agrees to make reasonable efforts to assist Company including but not limited to: responding to telephone calls, assisting with transition duties, assisting with issues that arise after the Separation Date and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Executive for reasonable time and expenses in connection with any future cooperation after the Separation Date, at Executive’s current annual base pay, converted to an hourly rate. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse Executive within thirty (30) days of remittance by Executive to the Company of such time and expenses incurred.

14.
Injunctive Relief. Executive agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach by Executive of this Agreement and that monetary damages would be grossly inadequate. Accordingly, Executive agrees that in the event of a breach, or threatened breach by him of this Agreement the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

15.
Review Period. Executive is hereby advised Executive has up to twenty-one (21) calendar days, from the date Executive receives it, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

16.
Revocation Period and Effective Date. If Executive signs and returns to the Company a copy of this Agreement, Executive has a period of seven (7) days (“Revocation Period”) following the date of such execution to revoke this Agreement, after which time this Agreement will become effective (“Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after Executive signs this Agreement at which time the Revocation Period shall expire.

17.
Supplemental Agreement and General Release. As a condition of this Agreement, if Executive executes this Agreement before the Separation Date or ESD, as applicable, then Executive will execute the letter set forth at Exhibit E on Executive’s last day of employment with the Company and will execute the letter set forth at Exhibit F no sooner than seven (7) days after Executive executes Exhibit E.

18.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

19.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Executive. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements, the RCA and the Clawback Agreement executed by Executive shall remain in full force and effect.

20.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 3 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY. NO CLAIMS SEEKING ENFORCEMENT OF EXECUTIVE’S RIGHTS UNDER THIS AGREEMENT ARE WAIVED.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the following date: January 18, 2017.

Executive		Celanese Corporation

By:	/s/ Gjon N. Nivica	By:	/s/ Jill Rogers
	Gjon N. Nivica, Jr.		Jill Rogers
Vice President, Human Resources

Exhibit A

To: Mark C. Rohr, Chairman and Chief Executive Officer

From: Gjon N. Nivica, Jr.

Subject: Letter of Resignation

Dear Sirs:

The purpose of this letter is to confirm my resignation from Celanese. The effective date of my departure will be March 3, 2017 (Separation Date or ESD whichever is applicable). Effective on such date, I hereby resign from any and all positions I may hold as a corporate officer, director, committee member or manager of the Company and its subsidiaries and affiliates (including without limitation any positions as an officer, committee member, employee, manager and/or director), and from all positions held on behalf of the Company (e.g., external and joint venture board memberships, internal committee positions, etc.).

Sincerely,

___________________________
Gjon N. Nivica, Jr.

Date: _________________________

Exhibit B

Ms. Jill Rogers
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re:    Agreement and General Release

Dear Ms. Rogers:

On January 18, 2017, I executed an Agreement and General Release between Celanese and me. I was advised by Celanese, in writing, to consult with an attorney of my choosing, prior to executing the Agreement and General Release.

I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release. Therefore, in accordance with the terms of the Agreement and General Release, I hereby request payment of the Consideration described in Paragraph 3 of that Agreement.

Very truly yours,

____________________________
Gjon N. Nivica, Jr.

Exhibit C

Equity Calculations

Gjon N. Nivica, Jr.

Separation Equity Calculations

Separation Date Assumption: **03/03/2017**

Vesting Period	**Target Award**	**Performance Factor [1]**	**Performance-Adjusted RSUs**	**Numerator (# of Mos. Worked)**	**Denominator (# of Mos. in Period)**	**Prorated Amount**	**Price [a]**	**Timing of Payment**	**Market Value (Estimate)**
2015 Performance-Based RSUs									
2015 Performance RSU Award:									
02/04/2015 - 02/15/2017	7,138	34%	2,427	25	25	2,427	$ 79.44	Feb 2017	$ 192,801
02/04/2015 - 01/01/2018	7,139	34%	2,427	26	35	1,803	$ 79.44	Jan 2018	$ 143,230
Total Prorated 2015 LTI Award Value									$ 336,031

Vesting Period	**Target Award**	**Performance Factor [2]**	**Performance-Adjusted RSUs**	**Numerator (# of Mos. Worked)**	**Denominator (# of Mos. in Period)**	**Prorated Amount**	**Price [a]**	**Timing of Payment**	**Market Value (Estimate)**
2016 Performance-Based and Time-Vested RSUs									
2016 Performance RSU Award:									
02/03/2016 - 02/15/2019	14,290	100%	14,290	14	37	5,408	$ 79.44	Feb 2019	$ 429,612
2016 Time-Vested RSU Award:									
02/03/2016 - 02/15/2019	7,112			14	37	2,692	$ 79.44	Feb 2019	$ 213,852
Total Prorated 2016 LTI Award Value									$ 643,464

All RSUs: Pro rata on termination date and pay out on original vesting date

[1] 2015 PRSUs - Award is subject to performance adjustment (per agreement)

[2] 2016 PRSUs - Award is subject to performance adjustment (per agreement)

[a] *Price is equal to the average closing market price of Celanese common stock during the Week Ending 12/30/2016* **$ 79.44**

Exhibit D

New Hire RCA and Clawback Agreements

1.	[New Hire] Confidentiality and Non-Compete Covenants [Agreement] dated as of March 31, 2009.

2.	Long-Term Incentive Award Claw-Back Agreement dated as of June 29, 2009 (effective as of April 22, 2009).

3.	Long-Term Incentive Award Claw-Back Agreement dated as of May 14, 2010 (effective as of April 23, 2009).

Exhibit E

Supplemental Agreement and General Release

Ms. Jill Rogers
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re: Supplemental Agreement and General Release

Dear Ms. Rogers:

I hereby reaffirm and acknowledge that the Agreement and General Release executed on January 18, 2017 also applies from the date it was executed until my last day of employment, today, March 3, 2017.

Sincerely,

___________________
Gjon N. Nivica, Jr.

Exhibit F

Supplemental Non-Revocation

Ms. Jill Rogers
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re:    Supplemental Agreement and General Release

Dear Ms. Rogers:

On January 18, 2017, I executed an Agreement and General Release between Celanese and me. I was advised by Celanese, in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release, including Exhibit E. Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the Consideration described in Paragraph 3 pursuant to the terms of that Agreement.

Very truly yours,

________________________
Gjon N. Nivica, Jr.